EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-65584, 333-133657 and 333-174702 on Form S-8 and Registration Statements Nos. 333-133480, 333-150503, and 333-171489 on Form S-3 of Natus Medical Incorporated of our report dated March 17, 2014 (March 16, 2015 as the effect of the revision described in Footnote 21), with respect to the consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows of Natus Medical Incorporated for the year ended December 31, 2013, and the related financial statement schedule for the year ended December 31, 2013, which report appears in the annual report on Form 10-K of Natus Medical Incorporated for the year ended December 31, 2015.
/s/ Deloitte & Touche LLP San Francisco, CA
February 26, 2016